As filed pursuant to Rule 424(b)(3)

under the Securities Act of 1933

Registration No. 333-39158

FIRST SUNAMERICA LIFE INSURANCE COMPANY

FS Variable Separate Account

SUPPLEMENT TO THE WM DIVERSIFIED STRATEGIESIII VARIABLE ANNUITY PROSPECTUS

Dated May 1, 2003

This supplement replaces all previous supplements.

The WM REIT Fund is now available for investment.

The footnote to the WM REIT Fund on page 13 should be deleted.

Date: August 4, 2003

Please keep this Supplement with your Prospectus.